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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "registration Statement") of our report dated December 8, 2000, relating to the financial statements and financial highlights appearing in the October 31, 2000 Annual Report to Shareholders of the Fixed Income SHares which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
Kansas City, Missouri
February 27, 2001